Exhibit 10.3

SECOND LEASE AMENDMENT

This Second Lease Amendment (“Amendment”) is dated May 6, 2008, and between DIRECT INVEST – HERON COVE LLC, a Delaware limited liability company (“Landlord”), and PENNICHUCK WATER WORKS, INC., at New Hampshire corporation (“Tenant”).

Tenant and Landlord’s predecessor in interest, Hecop III, LLC (“Hecop”), entered into that certain Lease dated April 23, 2004, which Lease was amended by Tenant and Hecop by a Lease Amendment dated March 17, 2006 (collectively the “Lease”). Pursuant to the Lease, Tenant is leasing certain space containing approximately 19,465 rentable square feet (the “Demised Premises”) on the third floor of the Heron Cove Office Park Building III located at 25 Manchester Street, Merrimack, New Hampshire 03054  (the “Building”).

The Lease is effective through April 30, 2009.  The Tenant requested that Landlord formally extend the Lease term. The Landlord consented to the extension of the Lease term, upon the terms and conditions contained in this Amendment and the Lease.

The parties have also agreed to modify the Lease in certain other respects.

The parties therefore agree as follows:

1.

Definitions.  Except as otherwise provided in this Amendment, all defined terms contained in this Amendment have the same meaning ascribed to them in the Lease.

2.

Lease Modified.  Effective as of the date hereof, the parties hereby modify the Lease as follows:

(a)

The Lease is modified to extend the term of the Lease until April 30, 2014 (“Expiration Date”).

(b)

The Lease is modified to provide that, commencing on May 1, 2009, Tenant shall pay Base Rent as follows:

Period of the Lease Term	Base Rent Per Sq. Ft.	Base Rent	Monthly Payment of BaseRent
May 1, 2009 through April 30, 2010	$17.00	$330,905.00	$27,575.42
May 1, 2010 through April 30, 2011	$17.50	$340,637.50	$28,386.46

(c)

The Lease is modified to provide that Tenant shall have the right to seventy-five (75) parking spaces throughout the Term of the Lease and any agreed upon extension thereof.

(d)

The Lease is modified to provide that any management fee charged by Landlord shall not exceed three percent (3%) of Landlord’s gross collected income.

(e)

The Lease is modified to provide that Tenant shall send all notices to Landlord to the following addresses:

To Landlord:

with a duplicate copy to:

Direct Invest – 500 East Main, LLC

Price, Meese, Shulman & D'Arminio, P.C.

c/o NPV/Direct Invest

Mack-Cali Corporate Center

10 City Square, Suite 200

50 Tice Boulevard

Boston, MA  02110

Woodcliff Lake, New Jersey  07677

Attn: Asset Manager

Attn: Michael K. Breen, Esq.

(f)

Any references to Improvements in the Lease are deleted and the parties hereto acknowledge and agree that Landlord has fulfilled all of its obligations to provide Improvements as of the date hereof.

3.

Termination Option.   Landlord grants Tenant one (1) option to terminate this Lease on April 30, 2011 (the “Termination Option”) provided that Tenant delivers to Landlord written notice thereof (the “Termination Notice”) not more than twelve (12) months and not less than nine (9) months prior to April 30, 2011 (the “Termination Option Deadline”), TIME BEING OF THE ESSENCE with regard to Tenant’s delivery of the Termination Notice.  In the event that Tenant (x) fails to deliver a Termination Notice by the Termination Option Deadline; or (y) an uncured Event of Default exists on the Termination Option Deadline, then Landlord may at its option deem this Termination Option to be cancelled, rescinded, or null and void. For the sake of clarity, if the Tenant exercises the Termination Option this Lease terminates on April 30, 2011.

4.

Automatic Renewal. (a) The Term of this Lease will be automatically renewed and extended  (the “Automatic Renewal”) for an additional period of three (3) years commencing on May 1, 2011 (the “Automatic Renewal Term”) provided: (i) Tenant is not in Default under the Lease; and (ii) Tenant did not exercise its Termination Option. In the event that an uncured Event of Default exists on the Termination Option Deadline, then Landlord may, at its option, deem this Automatic Renewal provision to be null and void. In the event that Tenant delivers a Termination Notice by the Termination Option Deadline this Automatic Renewal provision is null and void.  For the sake of clarity, unless the Tenant exercises the Termination Option this Lease terminates on April 30, 2014.

(b) Landlord and Tenant agree that the Base Rent for the Premises during the Automatic Renewal Term will be:

Period of the Automatic Renewal Term	Base Rent Per Sq. Ft.	Base Rent	Monthly Payment of Base Rent
May 1, 2011 through April 30, 2012	$18.00	$350,370.00	$29,197.50
May 1, 2012 through April 30, 2013	$18.50	$360,102.50	$30,008.54
May 1, 2013 through April 30, 2014	$19.00	$369,835.00	$30,819.58

5.

Tenant Alterations.  If during the Automatic Renewal Term, Tenant performs alterations to the Leased Premises, Landlord shall reimburse Tenant for the cost of the construction, labor, material, hardware, and equipment utilized in such alterations up to a maximum amount of $68,127.50 (the “Alteration Allowance”).  Landlord shall make payments to Tenant from the Alteration Allowance within thirty (30) days of receipt of Tenant’s written notice accompanied by paid receipts and such other documentation as Landlord may reasonably request (a “Payment Request Notice”).  Notwithstanding the foregoing, Landlord is not required to make any payment from the Alteration Allowance: (i) at any time that Tenant is in default pursuant to the Lease, or (ii) in respect of any Payment Request Notice received after December 31, 2011, and Tenant hereby waives any entitlement to any remaining portion of the Alteration Allowance as of such date.

6.

Non-Disturbance.  Landlord shall make commercially reasonable efforts to obtain a subordination, non-disturbance and attornment agreement from its current and future mortgage holders on the mortgage holders’ form in accordance with Section 20 of the Lease.

7.

Broker.  Tenant represents that it dealt with no broker other than Cushman & Wakefield of New Hampshire, Inc. with an address at 650 Elm Street, 4th Floor Manchester, New Hampshire, 03101 and Monks & Co., with whom Cushman & Wakefield has a cooperating brokerage fee agreement, (“Broker”) regarding the negotiation and execution of this Amendment.  Tenant shall indemnify and save Landlord and Cushman & Wakefield harmless from and against any claim for a commission or other compensation arising from any inaccuracy of the foregoing representation.  Landlord shall pay Cushman & Wakefield a commission pursuant to the terms of a separate agreement and Cushman & Wakefield shall pay Monks & Co. a commission pursuant to the aforesaid cooperating brokerage agreement.

8.

No Oral Changes; Amendment Controls.  This Amendment may not be changed orally, but only by a writing signed by both Landlord and Tenant.  This Amendment supersedes and revokes all previous negotiations and proposals between Landlord and Tenant or their respective representatives or any other person purporting to represent Landlord or Tenant.  In the event that the provisions of this Amendment and those of the Lease conflict, the provisions of this Amendment will prevail.

9.

Ratification.  Except as expressly amended by this Amendment, the parties agree that the Lease, and all terms, covenants and conditions thereof, remains in full force and effect and is hereby in all respects ratified and confirmed.

[signature page follows]

 The parties are signing this Amendment on the date stated in the introductory clause.

DIRECT INVEST – HERON COVE, LLC

   By:  Direct Invest Manager, L.L.C., its Manager

      By:  Direct Invest, L.L.C., its Sole Member

         By:  NPV DI, L.L.C., its Managing Member

By:	/s/ William F. Rand
Name:	William F. Rand
Title:	Authorized Signatory

PENNICHUCK WATER WORKS, INC.

By:	/s/ Duane C. Montopoli
Name:	Duane C. Montopoli
Title:	Authorized Signatory